Exhibit 99.1

Press Release www.shire.com

FDA Assigns PDUFA Date for Shire’s FIRAZYR® (icatibant) for the Treatment of Acute Attacks of Hereditary Angioedema

Dublin, Ireland and Lexington, Massachusetts, US – March 21, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced that the US Food and Drug Administration (FDA) has assigned a Prescription Drug User Fee Act (PDUFA) date of August 25, 2011 for the review of the New Drug Application (NDA) for FIRAZYR® (icatibant) for the treatment of acute attacks (Types I and II) of hereditary angioedema (HAE). This 6 month review timeline is consistent with review as a Class II resubmission.

Shire’s complete response to the not approvable letter issued by the FDA includes additional data requested by the agency regarding FIRAZYR’s efficacy and safety in treating HAE attacks. Shire conducted an additional Phase III clinical study (FAST-3), and in December 2010 reported positive efficacy and safety results. The Company’s complete response is based on recent results from the FAST-3 study and the ongoing self-administration study, as well as the previously published FAST-1 and FAST-2 studies.

About FIRAZYR
The active substance, icatibant, is a specific bradykinin B2 receptor antagonist. It represents a novel, targeted, subcutaneously-administered approach to the treatment of HAE attacks designed to block the effects of bradykinin, the key mediator of edema formation. FIRAZYR is a synthetic decapeptide (a peptide containing ten amino acids).

The European Commission has approved FIRAZYR for self-administration after training in subcutaneous injection technique by a healthcare professional. FIRAZYR is the first and only treatment for acute Type I and Type II HAE attacks licensed for self-administration in Europe.

FIRAZYR has an orphan drug designation status in the EU and US for treatment of hereditary angioedema. Where commercially available, the drug is supplied in a pre-filled 3 ml syringe. FIRAZYR can be stored at up to 25 degrees Celsius without refrigeration.

FIRAZYR is currently approved outside of the US in 37 countries worldwide, including the countries of the European Union.  Prescribing information may differ between countries.  Please consult your local prescribing information.

Important Safety Information
Almost all subjects who were treated with FIRAZYR in clinical trials developed reactions at the site of injection (characterized by skin irritation, swelling, pain, itchiness, erythema, and burning sensation). Caution should be observed when FIRAZYR is administered to patients with acute ischemic heart disease or unstable angina pectoris and in the weeks following a stroke.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

About HAE
HAE is a rare genetic disease. Type I and Type II HAE are caused by low levels or a dysfunction of C1 esterase inhibitor (C1-INH).  Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, the key mediator of HAE symptoms.

HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in case of abdominal attacks. Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedemas caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE. Signs and symptoms of HAE do not respond to standard treatments for allergic angioedema.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Jessica Cotrone (jcotrone@shire.com)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX